UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 15, 2011
Date of Report (Date of earliest event reported)
ARCLAND ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Utah	0-10315	95-4091368

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

17101 Preston Road, Suite 210, Dallas, Texas	75248

(Address of principal executive offices)	(Zip Code)
214-774-4820
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement
9.01 Financial Statements and Exhibits
Signatures
EX-10.1 Letter of Intent by and between Arcland Energy Corporation and Linem Development Corporation SA

Item 1.01 Entry into a Material Definitive Agreement.

         Arcland Energy Corporation a Utah Corporation (the “Company”) has executed a Letter of Intent (LOI) on March 7th 2011 with Linem Development Corporation SA (Linem) concerning interest in the Kumsky license area located in the Nizhnevartovsky district Russian Federation.  Arcland Energy Corporation will act as a pass through entity and owner entity for the acquisition of funds for the Kumskaya Neft project, in connection with a proposed transaction by and between the Company and Linem whereby the Company will acquire 75% +1 of the shares of outstanding capital stock of the Kumskaya Neft project in exchange for the issuance of a certain ownership interest in the Company to the shareholders of Arcland.

          In accordance with the LOI, and subject to approval by the Board of Directors and stockholders of Arcland Energy Corporation, the terms and conditions shall be as set forth in a formal definitive agreement to be negotiated and entered into by and between the parties within ninety (90) days of the execution of the LOI.  The closing will be complete after the review of the Kumskaya Neft PricewaterhouseCoopers Report, audit of the Kumskaya Neft financial statements, legal due diligence and the Company’s completion of financing of at least $125,000,000.  Upon the Closing, the Kumskaya Neft project shall become a wholly-owned subsidiary of the Company.

          The foregoing description is qualified in its entirety by reference to the LOI filed as Exhibit 10.1 attached hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Letter of Intent by and between Arcland Energy Corporation and Linem Development Corporation SA, dated March 7, 2011.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCLAND ENERGY CORPORATION
Date: March 15, 2011	By:	/s/ Rafael Pinedo
Rafael Pinedo
Chairman